EXHIBIT 10.15

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this "Agreement") is made as of June 30,2008 by and between EFT BioTech Holdings, Inc., a company incorporated and existing under the laws of Nevada, USA ("Subscriber"), and Excalibur International Marine Corporation, a company incorporated and existing under the laws of Taiwan, ROC (the “Company”).

WHEREAS, as of the date hereof, the Company has a paid-in share capital of Five Hundred Sixty Six Million Six Hundred Sixty Two Thousand and Five Hundred New Taiwan dollars ($566,662,500) divided into Fifty Six Million Six Hundred Sixty Six Thousand and Two Hundred Fifty (56,666,250) ordinary shares of NTD10 each ("Ordinary Shares");

WHEREAS, the Company proposes to issue and sell to the Subscriber and the Subscriber proposes to subscribe for Fifty Eight Million Eight Hundred Thousand (58,800,000) Ordinary Shares ("Acquired Stock") on the Closing Date (as defined herein below) under the terms and conditions set forth in this Agreement; and

WHEREAS, the parties hereto will enter into a Shareholders’ Agreement upon Closing, pursuant to which the parties thereto are agreeing, among other things, to restrict the transfer of Ordinary Shares (“Shareholders’ Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
Subscription for Newly-issued Stock

1.1	Subscription and Sale of Newly-issued Stock.

At the closing of the transactions-contemplated by this Agreement (the “Closing”), upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue, sell, assign, transfer and convey to the Subscriber, and the Subscriber shall purchase and acquire from the Company, 58,800,000 common shares of the Company (“Acquired Stock”) which represents a total of 49% of the issued and outstanding shares of the Company upon Closing. The Acquired Stock shall be issued, credited as fully paid, and shall have the rights attached thereto set out in the Memorandum and Articles of Association and the Shareholders' Agreement

1.2	Time and Place of dosing.

The Closing shall take place at the office of the Company at 15:00 P.M. on July 25, 2008 or on such other date as is mutually agreeable to the Subscriber and the Company. The date of the Closing is herein referred to as the "Closing Date." The parties acknowledge and understand the Subscriber or its subsidiary will set up a company incorporated under the laws of Taiwan to be the investment vehicle (“Investment Vehicle”) to implement the transaction contemplated herein and the process and the timeframe of Foreign Investment Application by Subscriber or its subsidiary will be subject to the discretion of Taiwan authorities, Subscriber will use its best reasonable effort to implement the investment via the Investment Vehicle in accordance with applicable laws and regulation s of Taiwan, hi the event that the Investment Vehicle is not able to pay the Subscription Price at Closing, the Closing Date shall be extended to a maximum of 14 calendar days. The parties shall use their best reasonable effort to work out an alternative way to pay the Subscription Price. In the event that Subscriber is not likely to be able to pay the Subscription Price upon Closing, the parties agree Subscriber may elect to make a loan of the amount equal to the Subscription Price to the Company for the payment of the Catamaran Car Cargo Ferry “Nixe 2”.

1.3	Subscription Price.

The aggregate subscription price for the Acquired Stock (the “Subscription Price”) shall be Five Hundred and Eight Two Million Four Hundred Fifty Two Thousand New Taiwan Dollars (NT 582,452,000) in the forms of cash, payable notes and/or other financing facilities. The Subscription Price to be provided are subject to a result of due diligence on the Company that is satisfactory to the Subscriber.

1.4	Manner of Payment of Subscription Price.

At the Closing, the Subscriber or its subsidiary shall pay the Subscription Price by cash, payable notes and/or other financing facilities to the Company, made to such bank account or accounts, in the event of cash, as the Company shall specify by written notice to the Subscriber delivered in sufficient time to allow for the transfer to be so made an the ordinary course.

1.5	Manner of Delivery of Shares and Shareholder Registration.

At the Closing, the Company shall deliver to the Subscriber an irrevocable instruction letter to its transfer agent with respect to the issue to the Subscriber of stock certificates representing all of the Acquired Stock (the "Instruction Letter"), or share certificates representing the Acquired Stock subscribed by the Subscriber or its subsidiary on the Closing Date, as applicable. As soon as practicable after the Closing, Subscriber or it's designated subsidiaries/ legal entities shall be registered as a general Common Shareholders with the same voting rights of the previous and current Common Shareholders of the Company.

ARTICLE 2
Conditions to the Obligations of the Subscriber to Closing

On me Closing Date, the obligation of the Subscriber to subscribe for the Acquired Stock and to perform any obligations hereunder shall be subject to the satisfaction of the following conditions on or before the “Closing Date” (subject to any waiver of any such condition by me Subscriber):

2.1	Representations and Warranties.

The representations and warranties of the Company contained in Article 3 hereof shall be true and correct at and as of the Closing Date as if made at and as of such date.

2.2	Compliance with tills Agreement.

The Company shall have performed and complied with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with on or before the Closing Date. Furthermore, the due diligence on the Company conducted by the Subscriber is satisfactory to me Subscriber.

2.3	Subscription Permitted by Applicable Laws.

The subscription including payment for the Acquired Stock to be subscribed by the Subscriber hereunder and the consummation of the transactions contemplated hereby for the Closing Date 0 shall not be prohibited by any Requirement of Law, (ii) shall not subject the Subscriber to any penalty or, in their reasonable judgment, any other onerous condition under or pursuant to any Requirement of Law, and (iii) shall be permitted by all Requirements of Law to which they or the transactions contemplated by or referred to herein are subject; and the Subscriber shall have received such certificates or other evidences as it may request to establish compliance with this condition.

2.4	Litigation.

There shall be no legal actions, suits, judgments, proceedings, investigations, claims or disputes pending or, to the Company's knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Company which will hinder; obstruct, impede or impair the transaction contemplated in this Agreement or Shareholders’ Agreement

2.5	Consents and Approvals.

All approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of the Company necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance of Acquired Stock) by the Company, or enforcement against the Company, of the Transaction Documents to which it is a party, and the transactions contemplated thereby for the Closing Date shall have been obtained and be in full force and effect, and the Subscriber shall have been furnished with appropriate evidence thereof, and all applicable waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

2.6	Memorandum and Articles of Association.

The Memorandum and Articles of Association of the Company shall be in form and substance satisfactory to me Subscriber and shall be unchanged from such form and substance as of the Closing Date.

2.7	Board Approval of Subscriber.

Approvals from the board of Subscriber necessary or required under applicable laws in connection with the execution, delivery or performance of this Agreement shall have been obtained.

ARTICLE 3
Representations and Warranties of the Company

The Company hereby represents and warrants to the Subscriber as follows:

3.1	Corporate-Existence and Power.

(a)         The Company is an entity duly organized, validly existing and in good standing under the laws of the Taiwan, ROC.

(b)         The Company has all requisite power to own its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such license or qualification necessary, except where the failure to effect or obtain such qualification, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.2	Corporate Authorization; No contravention.

The Company has all requisite corporate power and authority (a) to execute and deliver this Agreement and any other Transaction Documents to which it is a party, and (b) to perform its obligations hereunder (including, without limitation, all right, power, capacity and authority to issue, sell and convey the Acquired Stock as provided by this Agreement), and (c) to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by its Board of Directors/Shareholders Meeting, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms. The execution and delivery by the Company of each Transaction Document to which it is a party and the performance of the transactions contemplated hereby or thereby, including, without limitation, the issuance of the Acquired Stock do hot contravene the Company's Memorandum and Articles of Association.

3.3	Binding Effect.

This Agreement and the other Transaction Documents have been duly executed and delivered by the Company.

3.4	Litigation.

There are no legal actions, suits, judgments, proceedings, investigations, claims or disputes pending or, to the Company's knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Company including, without limitation, any of its officers, directors, employees, assets and properties that (1) impairs in any material respect the ability of the Company to perform its obligations under this Agreement, (2) restricts in any material respect or prohibits the sale of the Acquired Stock to the Subscriber or (3) would reasonably be expected to have a Material Adverse Effect on the Company. There are no injunctions, writs, temporary restraining orders or the like in effect or, to the Company's knowledge, threatened that could enjoin or restrain the execution, delivery or performance of the Transaction Documents.

3.5	Compliance with Laws.

The Company is in compliance in all material respects with all Requirements of Law, the failure to comply with which would have a Material Adverse Effect on the condition of the Company.

3.6	Consent.

No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or. other public or private third party is necessary or required in connection with any of the execution, delivery or performance of the Agreement by the Company or the consummation of any other transaction contemplated thereby; or otherwise, such permit, consent, approval, authorization, declaration or filing shall obtained by and before the Closing Date.

3.7	No Violations.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated thereby by the Company, will contravene, violate, accelerate, trigger, result in a breach of or constitute a default under (i) any Applicable Law, (ii) any material provision of the charter or bylaws of the Company, or (iii) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound or affected, except, with respect to this clause (iii), for contraventions, violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, or materially impair or restrict the Company's ability to perform its obligations under the Agreement

3.8	Disclosure.

The representations and warranties contained in this Agreement and in any other information, documents furnished to the Subscriber by the Company in connection with the due diligence and the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any statement contained herein or therein, in the light of the circumstances under which it was made, not misleading.

3.9	Capitalization.

(a)         As of the date of this Agreement, the authorized capital stock of the Company divided into Seventy Million (70,000,000) Ordinary Shares of NTD 10 each.  In order to implement the transaction contemplated herein, the Company shall amend its Articles of Association to have an authorized capital of NID 1,200,000,000.

(b)         As of the date of this Agreement, there were (1) Fifty Six Million Six Hundred Sixty Six Thousand and Two Hundred Fifty (56,666,250) Ordinary Shares issued and outstanding, (2) no shares of preferred stock issued and outstanding, (3) no Ordinary Shares reserved for issuance upon exercise of outstanding stock options issued by the Company to current or former employees, directors and consultants of the Company, and (4) no Ordinary Shares were reserved for issuance upon the exercise of any warrants of the Company or upon the conversion or exchange of any security of the Company. No options, warrants or convertible or exchangeable securities of the Company are issued and outstanding.

(c)         All outstanding shares of the Ordinary Shares are, and all shares reserved for issuance, when issued, will be, duly authorized, validly issued, fully paid and non-assessable with respect to the issuance and delivery thereof. As of the date hereof there are no outstanding subscriptions, options, warrants, rights (including, but not limited to, stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including, but not limited to, any right of conversion or exchange under any outstanding security, instrument or agreement (together, "OPHONS"), obligating the Company to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

(d)         Assuming consummation of the Closing, as of the Closing Date, 58,800,000 Ordinary Shares will be issued and owned by the Subscriber or its subsidiary.

3.10	Shareholders.

Schedule I sets forth the shareholders, of the Company and the number of shares held by them immediately prior to and subsequent to the Closing.

3.11	Financial Information.

The audited consolidated financial statements and unaudited interim consolidated financial stateme~~n~~ts (including, in each case the notes, if any, thereto) included in the due diligence documents (the "Company Financial Statements") complied as to form in all material respects with the Requirements of Law with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

3.12	Absence of Undisclosed Liabilities.

Except for matters reflected or reserved against in the balance sheet for the period ended June 30,2008 included in the Company financial statements or as disclosed made, the Company did not have at such date, or does not have incurred since such date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature mat would be required under Requirements of Law's generally accepted accounting principles to be reflected on a consolidated balance sheet or the Company.

ARTICLE 4
Representations and Warranties of the Subscriber

The Subscriber hereby represents and warrants as follows:

4.1	Authorization; No Contravention.

The execution, delivery and performance by the Subscriber of this Agreement (a) is within the Subscriber's power and authority and has been duly authorized by all necessary action, (b) does not contravene the teens of the Subscriber's organizational documents or any amendment thereof and (c) will not violate, conflict with or result in any breach or contravention of any Requirement of Law applicable to the Subscriber.

4.2	Binding Effect.

This Agreement and the other Transaction Documents to which the Subscriber is a party have been duly executed and delivered by the Subscriber, and each constitutes the legal, valid and binding obligation of the Subscriber enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

ARTICLE 5
Affirmative Covenants

5.1	Operation of Company.

From and after the date hereof through the Closing Date, the Company shall not enter into any transaction or take any action other than in the ordinary course of business, except mat the Company may enter into such transactions and take such other actions outside of the ordinary course of business if specifically approved in advance in writing by the Subscriber.

5.2	Cross Straight Ferry Liner Permits.

The Company covenants that all the governmental licenses or permits, including but not limited to the vessel earner permit, liner permit and _____________, from both Taiwan and Mainland China necessary for the operation of the cross Taiwan Straight ferry liners shall be obtained by the Company before September 30.

ARTICLE 6
Shareholders Agreement

6.1	Board of Directors and Supervisors of the Company

As soon as practicable after the Closing, and no later than August 15, 2008, Subscriber and/or its designated legal entities shall acquire a total number of 5 among 9 directors at the Board of Directors and a total number of 2 among 3 supervisors

6.2          Subscriber or its designated legal entity will have the Rights of First Refusal of any new shares placement, shares dilution or similar changes of the Company's share structure if the enlarged percentage of such possible event is equal or greater than a three percent (3%) material changes over the existing situation of the capitalized equity of the Company.

6.3          On any liquidation, dissolution or winding-up of the Company, the original issuer of the “Notes”, BFT, will receive payment of 150% the aggregate face amount thereof, plus all accrued and unpaid interest at a 10% default rate to be bound by the default parties, before any payments or distributions are paid or provided for the Company's Original Common Shareholders or any other indebtedness made junior to the Subscriber.

6.4          In the event of a sale of all or .substantially all the Companies stock or assets whether tangible or intangible, the issuer of the Notes, EFT or shall become the New Stock/ Shareholders will receive payment of 1.5 times the aggregate face amount of the Notes thereof, plus all accrued and unpaid interest as stated in this paragraph, before any payments or distributions are paid or provided for the Companies if the Companies' would become a public trading Common Stock or any other indebtedness.

6.5          The Company shall cause its major shareholders to enter into a shareholders agreement with Subscriber or its designated legal entities prior to Closing.

ARTICLE 7
Miscellaneous

7.1	Termination.

(a)         This Agreement may be terminated prior to the Closing Date, as to transactions scheduled to take place on the Closing Date, as follows:

(i)	at the election of the Company if any one or more of the conditions to its obligation to close has hot been fulfilled as of the Closing Date;
(ii)	at the election of the Subscriber if any one or more of the conditions to its obligation to close has not been fulfilled as of the Closing Date;
(iii)	at the election of the Subscriber if die Company has breached a covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date; or
(iv)	at any time on or prior to me Closing Date, by mutual written consent of the Company and the Subscriber.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.1(b) hereof.

(b)         If this Agreement is terminated in accordance with Section 9.1(a) and any of the transactions contemplated by this Agreement are not consummated, this Agreement shall become null and void and of no further force and effect with respect to those transactions not consummated.

7.2	Survival of Representations and Warranties.

All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Subscriber, acceptance of the Ordinary Shares and payment, or termination of this Agreement and shall remain in full force and effect until the second anniversary of the Closing Date.

7.3	Notices.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or by overnight courier to the parties at the following addresses or sent by facsimile, with confirmation received, to the facsimile numbers below (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)	If to the Company:

Excalibur International Marine Corporation
Address:    4F No. 118
Section 1, NeiHu Rd.
Taipei, Taiwan
Tel No.:     886-2-8751-0577
Fax No.      886-2-8751-1772
Attention: Mr. Steve Hsiao

(b)	If to the Subscriber:

EFT BioTech Holdings, Inc.
Address:   929 Radecki Ct.
                 City of Industry, CA 91789

7.4	Expenses.

Except as otherwise expressly provided herein, each party shall pay all of its own expenses (including without limitation attorneys', consultants and accountants' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
7.5	Warranties of Subscriber.

Shall the Subscriber fails to perform the obligation under Clause 1.2 regarding the payment of the Subscription Price, Subscriber agree to compensate the Company in the amount of EURO 1,600,000.

7.6	Governing Law.

All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the laws of Taiwan without giving effect to any choice or conflict of law provision.

7.7	Dispute Resolution.

In the event of any dispute or controversy arising out of or relating to this Agreement, the parties shall first attempt in good faith amicably to resolve such dispute or controversy. If such attempt mils to resolve the dispute or controversy within thirty (30) days of any written request from one of the parties to try in good faith to resolve the dispute amicably, the dispute shall be settled by arbitration in Taipei City, the Republic of China or any other place agreeable by the Parties involved in such dispute, in accordance 'with Arbitration Laws of Taiwan, and shall be conducted in the Chinese Language. The number of arbitrators shall be three. The award rendered by the arbitrators shall be final and binding upon the affected parties.

7.8	Entire Agreement.

This Agreement and the other Transaction Documents are intended by the parties to be a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

EFT BIOTECH HOLDINGS, INC.

By:	/s/ Jack Qin
Jack Qin, President and CEO

EXCALIBUR INTERNATIONAL MARINE
CORPORATION

By:	/s/ Jen-Ho Chiao
Jen-Ho Chiao, Chairman